UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IRHYTHM TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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IRHYTHM TECHNOLOGIES, INC.

650 Townsend Street, Suite 500

San Francisco, California 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on June 14, 2017

Dear Stockholders of iRhythm Technologies, Inc.:

We cordially invite you to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of iRhythm Technologies, Inc., a Delaware corporation, which will be held on June 14, 2017 at 10:00 a.m. Pacific Time, in person at iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California, 94103, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 17, 2017 as the record date for the Annual Meeting. Only stockholders of record on April 17, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 27, 2017, we expect to mail to our stockholders a Notice of 2017 Annual Meeting of Stockholders (the “Notice”), together with our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet, by telephone or by proxy card. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of iRhythm.

By order of the Board of Directors,

Kevin M. King
Chief Executive Officer
San Francisco, California
April 27, 2017

i

IRHYTHM TECHNOLOGIES, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on June 14, 2017

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2017 annual meeting of stockholders of iRhythm Technologies, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on June 14, 2017 at 10:00 a.m. Pacific Time, at iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California, 94103. The Notice of 2017 Annual Meeting of Stockholders (the “Notice”), together with this Proxy Statement and our annual report is first being mailed on or about April 27, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Kevin M. King and Raymond W. Scott as Class I directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 17, 2017, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 22,222,287 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Standard time on June 13, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard time on June 13, 2017 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting (have your proxy card in hand).

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	signing a later-dated proxy card and submitting it so that is received prior to the meeting in accordance with the instructions included in the proxy card;

•

sending a written notice of revocation to the Secretary of iRhythm Technologies, Inc. at 650 Townsend Street, Suite 500, San Francisco, CA 94103, that must be received prior to the meeting, stating that you revoke your proxy; or

•	attending the meeting and voting your shares in person by written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:30 a.m. Pacific Time and the Annual Meeting will begin at 10:00 a.m. Pacific Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•

if you are a street name stockholder, proof of beneficial ownership as of April 17, 2017, the record date, such as your most recent account statement reflecting your stock ownership prior to April 17, 2017, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Kevin M. King and Matthew C. Garrett have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies and wish to request that we only send a single copy of the Notice and our proxy materials, such stockholder may contact us at the following address:

Broadridge Financial Solutions

Attention: Householding Department

51 Mercedes Way

Edgewood, New York 11717

Tel: 1 (866) 540-7095

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.

For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 28, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

iRhythm Technologies, Inc.

Attention: Secretary

650 Townsend Street, Suite 500

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2018; and

•	not later than the close of business on March 13, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2018 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2018 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2018 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Casper L. de Clercq, one of our Class I directors, is not standing for re-election at the Annual Meeting.

The following table sets forth the names, ages as of April 27, 2017, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Kevin M. King	I	60	President, Chief Executive officer and Director	2012	2017	2020
Raymond W. Scott(2)(3)	I	70	Director	2013	2017	2020
Continuing Directors
Vijay K. Lathi(2)	II	44	Director	2011	2018	—
Mark J. Rubash(1)	II	60	Director	2016	2018	—
Abhijit Y. Talwalkar(1)(3)	III	53	Director and Chairman of the Board	2016	2019	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Kevin M. King has served as our President, Chief Executive Officer and a member of our board of directors since July 2012. Mr. King has nearly three decades of experience in the healthcare and IT industries in leadership roles. In January 2007, Mr. King joined Affymetrix, Inc., a publicly traded technology innovator in the field of genetic analysis, as President of Life Sciences Business and Executive Vice President. Mr. King was promoted to President of Affymetrix in September 2007 and then served as President and Chief Executive Officer and a director of Affymetrix from January 2009 until June 2011, leading Affymetrix on a growth strategy into new markets for downstream validation and molecular diagnostics and overseeing several acquisitions. Prior to Affymetrix, from February 2005 until June 2006, Mr. King served as President and Chief Executive Officer of Thomson Healthcare, an information services business which focused on a range of healthcare-related businesses. From March 1997 until November 2004, Mr. King was a senior executive at GE Healthcare, where he led several business units including Magnetic Resonance Imaging and Global Clinical Systems Business. Mr. King began his career at HP’s Medical Products Group and during his 14-year tenure held leadership roles in Sales, Marketing, R&D, and Business Development. Mr. King holds a B.A. in Economics and Biology from the University of Massachusetts and holds an M.B.A. from New Hampshire College.

We believe that Mr. King is qualified to serve as a member of our board of directors because of his extensive business experience and knowledge of digital healthcare company operations, and his experience working with companies, regulators and other stakeholders in the medical industry.

Raymond W. Scott has served as a member of our board of directors since December 2013. Mr. Scott has been the Chairman of the board at eHealth Technologies, Inc. since June 2014, and the Chairman of the board at Health Level, Inc., since January 2013. He has served as a member of the board directors of Health Fidelity, Inc.

since August 2013, and as a member of the board of directors at Stella Technologies, Inc., a healthcare technology provider, since October 2015. Mr. Scott co-founded Axolotl Corporation in 1995 and served as its Chief Executive Officer until its acquisition by United Health Group in August 2010, at which point he became Executive Vice President of Product Strategy for OptumInsight, Inc., a subsidiary of United Health Group. Mr. Scott is a Member of British Computing Society (MBCS), a Chartered Engineer and holds a B.Sc. (Honors) in Mathematics.

We believe that Mr. Scott is qualified to serve as a member of our board of directors because of his extensive experience serving on the boards of public and private companies, his knowledge of the healthcare industry, and his financial and business expertise.

Continuing Directors

Vijay K. Lathi has served as a member of our board of directors since April 2011. Mr. Lathi is a Managing Director at New Leaf Venture Partners, a venture capital firm that invests primarily in healthcare technology, and concentrates primarily on information convergence and diagnostics investments. Mr. Lathi is a founder of New Leaf Venture Partners in 2005. Prior to New Leaf, Mr. Lathi worked as a partner at the Sprout Group, a venture capitalist affiliate of Credit Suisse AG. Prior to joining Sprout, Mr. Lathi worked as an analyst in the Healthcare Venture Capital Group at Robertson Stephens & Co. and Cornerstone Research & Development. In the past Mr. Lathi has also served on the board of directors of CareDx, Inc., Relypsa, Inc., and Oxford Immunotec Global PLC. Mr. Lathi holds a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.S. from Stanford University in Chemical Engineering.

We believe that Mr. Lathi is qualified to serve as a member of our board of directors because of his knowledge of the healthcare industry and his substantial corporate development and business strategy expertise gained in the venture capital industry.

Mark J. Rubash has served as a member of our board of directors since March 2016. Mr. Rubash is a Strategic Advisor at Eventbrite, Inc., a privately-held e-commerce company, where he previously served as the Chief Financial Officer from June 2013 to November 2016. Prior to Eventbrite, Mr. Rubash was the Chief Financial Officer at HeartFlow, Inc., a privately-held medical device company, which he joined in March 2012, and at Shutterfly, Inc., a publicly-held e-commerce company, which he joined in November 2007. Mr. Rubash was also the Chief Financial Officer of Deem, Inc. (formerly, Rearden Commerce), a privately-held e-commerce company, from August 2007 to November 2007. From February 2007 to August 2007, Mr. Rubash was a Senior Vice President at Yahoo! Inc. and he held various senior finance positions at eBay Inc. from February 2001 to July 2005. Prior to that, Mr. Rubash was an audit partner at PricewaterhouseCoopers LLP, where he was most recently the Global Leader for their Internet Industry Practice and Managing Partner for their Silicon Valley Software Industry Practice. Mr. Rubash has served as a member of the board of directors and Chairman of the audit committee of Intuitive Surgical, Inc., a medical device company, since October 2007, as a member of the board of directors and Chairman of the audit committee of Line 6, Inc., a music technology company, from April 2007 to January 2014, and as a member of the board of directors and audit committee of IronPlanet, Inc., a privately-held e-commerce platform for used heavy equipment, since March 2010, and as audit committee chair since October 2015. Mr. Rubash received his B.S. in Accounting from California State University, Sacramento.

We believe that Mr. Rubash is qualified to serve as a member of our board of directors because of his financial expertise and his experience with private and public company financial accounting matters and risk management.

Abhijit Y. Talwalkar has served as a member and Chairman of our board of directors since May 2016. Since May 2014, Mr. Talwalkar has primarily served as a consultant and advisor to start-up companies in the San Francisco Bay Area and as a board member or advisor to the public companies discussed below. Mr. Talwalkar is the former President and Chief Executive Officer of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets, a position he held from May 2005 until the completion of LSI’s merger with Avago Technologies in May 2014. From 1993 to 2005, Mr. Talwalkar was employed by Intel Corporation. At Intel, he held a number of senior management positions, including Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which was comprised of Intel’s business client, server, storage and communications business, and Vice President and General Manager for the Intel Enterprise Platform Group, where he focused on developing, marketing, and supporting Intel business strategies for enterprise computing. Prior to joining Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems, a multiprocessing computer systems design and manufacturer that later became a part of IBM, Bipolar Integrated Technology, Inc., a VLSI bipolar semiconductor company, and Lattice Semiconductor Inc., a service driven developer of programmable design solutions widely used in semiconductor components. Mr. Talwalkar has served as a member of the board of directors of TE Connectivity Ltd. since March 2017 and previously served as an advisor to the board of directors since August 2016. Since 2011, Mr. Talwalkar has served on the board of directors of Lam Research Corporation and has previously served as a member of the board of directors of LSI from May 2005 to May 2014 and the U.S. Semiconductor Industry Association, a semiconductor industry trade association, from May 2005 to May 2014. Since January 2016, he has served as a member of the board of directors of Virtual Power Systems, Inc. He was also a member of the U.S. delegation for World Semiconductor Council proceedings. He has served as the chairman of the Bay Area chapter of the nationwide nonprofit organization Friends of the Children since January 2015. He holds a B.S. in Electrical Engineering from Oregon State University.

We believe that Mr. Talwalkar is qualified to serve as Chairman of our board of directors because of his experience in leadership roles at major technology companies and his years of experience serving on public company boards.

Non-Continuing Directors

Casper L. de Clercq has served as a member of our board of directors since March 2013. Mr. de Clercq has been a partner at Norwest Venture Partners, a venture capital firm, since January 2011. Prior to joining Norwest Venture Partners, he was a partner of U.S. Venture Partners, a venture capital firm, from August 2004 to January 2011. He currently serves on the boards of directors of several privately-held companies and was previously on the board of directors of Intersect ENT, Inc., a public company, from February 2013 to July 2015, and Basis Science, Inc., a privately-held company, prior to its acquisition by Intel Corporation. Mr. de Clercq holds a B.A. in Biochemistry from Dartmouth College, an M.S. in Biological Science from Stanford University, and an M.B.A. from Stanford Graduate School of Business.

Director Independence

Our common stock is listed on The NASDAQ Global Market. Under the listing standards of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The NASDAQ Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. de Clercq, Lathi, Rubash, Scott, and Talwalkar do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of The NASDAQ Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Our board of directors believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our board of directors does not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, though one can be appointed by the board. Our board of directors elects our Chairman and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the board of directors retain flexibility to determine whether these roles should be separate or combined based upon the board’s assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our board of directors, the leadership of our independent directors and the committees and our governance structures and processes already in place. The board of directors consists of a majority of independent directors, and the committees of our board of directors are composed of a majority of independent directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2016, our board of directors held 12 meetings (including regularly scheduled and special meetings), and, except for Mr. Rubash, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. de Clercq, Rubash and Talwalkar, with Mr. Rubash serving as the chair. Messrs. Rubash and Talwalkar meet the requirements for independence and financial literacy for audit committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. In addition, our board of directors has determined that Mr. Rubash is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

•	monitoring our internal control over financial reporting, disclosure controls and procedures;

•	reviewing our risk management status;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	monitoring compliance with the code of business conduct and ethics for financial management.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2016, our audit committee held five meetings and did not act by written consent.

Compensation Committee

Our compensation committee consists of Messrs. de Clercq, Lathi, and Scott, with Mr. de Clercq serving as the chair. Each member of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of The NASDQ Stock Market and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our compensation committee is responsible for, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;

•	determining the compensation of our chief executive officer and our other executive officers;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	overseeing and administering our equity incentive plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2016, our compensation committee held six meetings and acted by written consent once.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Scott, and Talwalkar, with Mr. Scott serving as the chair. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning

•	developing, updating and recommending to our board of directors corporate governance principles and policies; and

•	overseeing the evaluation of our board of directors and committees.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December  31, 2016, our nominating and corporate governance committee held one meeting and did not act by written consent.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. de Clercq, Lathi, and Scott and Dr. Tiba Aynechi served on our compensation committee. None of the members of our compensation committee is or has been our officer or employee. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations are in accordance with our charter, our amended and restated

certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at iRhythm Technologies, Inc. 650 Townsend Street, Suite 500, San Francisco, California 94103. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 11, 2018 and no later than March 13, 2018.

Communications with the Board of Directors

Our stockholders wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our Secretary at iRhythm Technologies, Inc. 650 Townsend Street, Suite 500, San Francisco, California 94103. Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.”. We will post amendments to, or waivers of, our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate.

Cash Compensation. All non-employee directors will be entitled to receive the following cash compensation for their services:

•	$40,000 per year for service as a board member;

•	$40,000 per year additionally for service as a chairman of the board;

•	$20,000 per year additionally for service as chairman of the audit committee;

•	$8,000 per year additionally for service as an audit committee member;

•	$15,000 per year additionally for service as chairman of the compensation committee;

•	$6,000 per year additionally for service as a compensation committee member;

•	$8,000 per year additionally for service as chairman of the nominating and corporate governance committee; and

•	$4,000 per year additionally for service as a nominating and corporate governance committee member.

All cash payments to non-employee directors, or the Retainer Cash Payments, will be paid quarterly in arrears on a prorated basis.

Equity Compensation. Nondiscretionary, automatic grants of nonstatutory stock options will be made to our non-employee directors.

•

Initial Option. Each person who first becomes a non-employee director has been or will be granted an option to purchase shares having a grant date fair value equal to $160,000, or the Initial Option, on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became a non-employee director. The shares underlying the Initial Option will vest and become exercisable as to one thirty-sixth (1/36th) of the shares subject to such Initial Option on each monthly anniversary of the commencement of the non-employee director’s service as a director, subject to the continued service as a director through the applicable vesting date.

•	Annual Option. On each annual anniversary of the date on which a non-employee director first became a non-employee director, the non-employee director will be granted an option to purchase shares having a grant date fair value equal to $100,000, or the Annual Option. The shares underlying the Annual Option will vest and become exercisable as to one twelfth (1/12th) of the shares subject to such Annual Option on each monthly anniversary of the date of grant, subject to the continued service as a director through the applicable vesting date.

The exercise price per share of each stock option granted under our outside director compensation policy, including Initial Options and Annual Options, will be the fair market value of our common stock, as determined in accordance with our 2016 Equity Incentive Plan, or the 2016 Plan, on the date of the option grant. The grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology our board of directors or compensation committee may determine to be appropriate.

Any stock option granted under our outside director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our 2016 Plan, provided that the optionee remains a director through such change in control. Further, our 2016 Plan, as described below under the section titled “Employee Benefit and Stock Plans,” provides that in the event of a merger or change in control, as defined in our 2016 Plan, each outstanding equity award granted under our 2016 Plan that is held by a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such optionee remains a director through such merger or change in control.

Pursuant to our outside director compensation policy, no non-employee may be issued, in any fiscal year, cash payments (including the fees under our outside director compensation policy) with a value greater than $200,000, provided that such limit will be $300,000 with respect to any non-employee director who serves in the capacity of chairman of the board, lead outside director or chairman of the audit committee at any time during the fiscal year. No non-employee director may be granted, in any fiscal year, equity awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $300,000, increased to $500,000 in the fiscal year of his or her initial service as a non-employee director.

In February 2017, we updated our outside director compensation policy to provide that, going forward, each director would receive his or her equity compensation as stated above 50% in stock options and 50% in restricted stock units.

Compensation for Fiscal Year 2016

The following table sets forth a summary of the compensation received by our directors that are not named executive officers who received compensation during our fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Abhijit Y. Talwalkar	$18,000	$127,744	$145,744
Casper L. de Clercq	$12,326	—	$12,326
Mark J. Rubash	$11,739	$127,744	$139,483
Raymond W. Scott	$10,565	$100,129	$110,694
Tiba Aynechi(3)	—	—	—
Vijay K. Lathi	$9,000	—	$9,000

(1)

Amounts shown represent the grant date fair value of options granted during 2016, as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2016 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)	Options outstanding as of December 31, 2016, held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Options
Mark J. Rubash	21,248
Raymond W. Scott	40,874
Abhijit Y. Talwalkar	21,248

(3)	Dr. Aynechi resigned from our board of directors in April 2017.

Our directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended December 31, 2016, Kevin M. King was our employee. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. King.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Kevin M. King and Raymond W. Scott as nominees for election as Class I directors at the Annual Meeting. If elected, each of Kevin M. King and Raymond W. Scott will serve as Class I directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. King and Scott. We expect that each of Messrs. King and Scott will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2017. During our fiscal year ended December 31, 2016, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and the ratification of such appointment by our stockholders, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2017. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2015 and 2016:

	2015	2016
Audit Fees(1)	$631,000	$1,748,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$631,000	$1,748,500

(1)

Audit Fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements. The Audit Fees incurred in 2015 and 2016 also include fees of $50,000 and $844,000 respectively, related to services performed in connection with our initial public offering, which was completed in October 2016.

Auditor Independence

In our fiscal year ended December 31, 2016, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2015 and 2016 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Company’s website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Mark J. Rubash (Chair)

Casper L. de Clercq

Abhijit Y. Talwalkar

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 27, 2017. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Kevin M. King	60	President, Chief Executive Officer and Director
Matthew C. Garrett	49	Chief Financial Officer
David A. Vort	51	Executive Vice President, Sales
Derrick Sung	44	Executive Vice President, Strategy and Corporate Development

For the biography of Mr. King, please see “Board of Directors and Corporate Governance—Nominees for Director.”

Matthew C. Garrett has served as our Chief Financial Officer since January 2013. Mr. Garrett brings more than 20 years of leadership experience in finance, investor relations, business development, and operations to our company. From March 2010 until December 2012, he served as Chief Financial Officer of Navigenics, Inc., a provider of genetic testing for common health conditions, where he led all finance functions, strategic partnerships, and successfully facilitated the sale of the company to Life Technologies Corp. From October 2008 until March 2010, Mr. Garrett served as Director of Business Development at Corventis Inc., a health monitor applications company, where he was responsible for directing corporate operations and business collaborations related to the advancement and promotion of the company’s health monitor applications. From October 2006 until September 2008, Mr. Garrett served as Vice President of Finance, Chief Accounting Officer and Treasurer for Cogentus Pharmaceuticals Inc., a developer of prescription pharmaceutical products. Earlier in his career, Mr. Garrett served as Finance Director in Research & Development and, subsequently, Director of Strategic Marketing and Pricing at Affymetrix, Inc. Prior to Affymetrix, he held various finance roles at Guidant Corporation, a medical technology company focused on cardiac and vascular solutions. Mr. Garrett holds a B.A. in Finance from the University of Iowa, Iowa City and an M.B.A. from the Kelley School of Business, Indiana University Bloomington.

David A. Vort has served as our Executive Vice President of Sales since January 2014. From April 2012 to December 2013, he served as Vice President of US Sales at InTouch Technologies, Inc., a provider of telemedicine and remote presence solutions. From July 2007 to April 2012, Mr. Vort was at Intuitive Surgical, Inc., the manufacturer of the da Vinci Surgical Robotics system, where he served most recently as Area Vice President of Western Sales. From 2004 until 2007, Mr. Vort was the Revision Business Sales Director for Stryker Corporation. From 1999 until 2004, Mr. Vort held several positions domestically and in Europe for the Global Healthcare Exchange, LLC, where he was a founder. From 1992 until 1997, he held several positions with U.S. Surgical Corporation, prior to its sale to Covidien plc. Mr. Vort holds a B.S. in Political Science from the University of the Pacific.

Derrick Sung has served as our Executive Vice President of Strategy and Corporate Development since May 2015. From 2008 to 2015, Dr. Sung was the senior equity research analyst covering the medical devices sector for Sanford C. Bernstein & Co., LLC. From 2004 to 2008, he was Director of Marketing and Business Development in Boston Scientific Corp.’s Neuromodulation Division. From 2000 to 2004, Dr. Sung served as a management consultant at The Boston Consulting Group where he advised biopharmaceutical and medical device companies on business strategy, operational effectiveness, and mergers and acquisitions. Dr. Sung began his career in 1994 as a research and development engineer designing heart catheters for Guidant Corporation. Dr. Sung holds a Ph.D. in Bioengineering from U.C. San Diego, an M.B.A. from San Diego State University and a B.S. in Mechanical Engineering from Stanford University.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Our compensation committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our compensation committee reviews and makes recommendations to the board of directors regarding our Chief Executive Officer’s compensation and the compensation of our directors. In addition, our compensation committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies. For example, in 2016, we engaged Compensia, Inc., to advise us on compensation philosophy as we transitioned towards becoming a publicly-traded company, selection of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices.

Fiscal 2016 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers in our fiscal year ended December 31, 2016. The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Kevin M. King	2016	456,346	50,000	776,784	585,000	1,868,130
President and Chief Executive Officer	2015	364,289	—	578,494	248,625	1,191,408

Matthew C. Garrett	2016	280,335	20,000	291,293	195,300	786,928
Chief Financial Officer	2015	239,285	—	157,454	76,167	472,906

David A. Vort	2016	260,262	20,000	242,741	223,550	746,553
Executive Vice President, Sales	2015	194,846	—	328,897	204,000	727,743

Derrick Sung	2016	288,577	20,000	—	130,500	439,077
Executive Vice President, Strategy and Corporate Development	2015	175,577	—	521,043	48,395	745,015

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in 2016, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2016 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)

The amounts in the Non-Equity Incentive Plan Compensation column for 2016 for all named executive officers except for Mr. Vort were paid in March 2017 pursuant to our 2016 Bonus Plan, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation,” and amounts for 2015 for all named executive officers except for Mr. Vort were paid in February 2016 pursuant to our 2015 Bonus Plan. Mr. Vort’s bonus amount was paid quarterly pursuant to the performance bonus arrangement set forth in his employment offer letter, as described in the section below titled “Executive Compensation—Executive Officer Employment Letters—David A. Vort.”

Non-Equity Incentive Plan Compensation

We provide each of our named executive officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each named executive officer.

Non-Equity Incentive Payments for Messrs. King, Sung and Garrett

For 2016, the target incentive amount and year-end payments for Messrs. King, Sung and Garrett under our 2016 Bonus Plan were as follows:

Named Executive Officer	Target Award ($)	Actual Award Amount ($)
Kevin M. King	212,500	585,000
Matthew C. Garrett	65,100	195,300
Derrick Sung	68,750	130,500

The 2016 Bonus Plan provided for non-equity incentive compensation based upon our achievement of performance goals for 2016. The actual target incentive payments were weighted toward achievement of revenue growth, improving gross margin, and achievement of operating expense targets.

Non-Equity Incentive Payments for Mr. Vort

Mr. Vort is eligible to receive formula-based incentive payments through his employment offer letter agreement, as described below in the section titled “Executive Compensation—Executive Officer Employment Letters—David A. Vort.” For 2016, Mr. Vort had a target incentive amount of $170,000, and received an actual award amount of $243,550 in quarterly payments.

Executive Officer Employment Agreements

Kevin M. King

We entered into an employment offer letter in July 2012 with Kevin M. King, our President and Chief Executive Officer. The letter has no specific term and provides for at-will employment. Mr. King’s current annual base salary is $550,000 and he is eligible to receive an annual performance bonus for fiscal year 2017 with the target amount determined as 85% of Mr. King’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan discussed below.

Matthew C. Garrett

We entered into an employment offer letter in December 2012 with Matthew C. Garrett, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. Mr. Garrett’s current annual base salary is $325,500 and he is eligible to receive an annual performance bonus for fiscal year 2017 with the target amount determined as 45% of Mr. Garrett’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of Company and individual performance objectives pursuant to our Executive Incentive Compensation Plan as discussed below.

David A. Vort

We entered into an employment offer letter in November 2013 with David A. Vort, our Executive Vice President, Sales. The letter has no specific term and provides for at-will employment. Mr. Vort’s current annual base salary is $270,000 and he is eligible to receive an annual performance bonus for fiscal year 2017 with the target amount determined as 75% of Mr. Vort’s annual base salary based upon the achievement of our revenue plan and other employment objectives set by us. Mr. Vort will be eligible to receive this bonus each calendar quarter based upon achievement of target sales goals. In addition to the bonus noted above, Mr. Vort will receive an annual bonus of 0.5% of every dollar of revenue earned above our yearly revenue plan.

Derrick Sung

We entered into an employment offer letter in March 2015 with Derrick Sung, our Executive Vice President, Strategy & Corporate Development. The letter has no specific term and provides for at-will employment. Mr. Sung’s current annual base salary is $300,000 and he is eligible to receive an annual performance bonus for fiscal year 2017 with the target amount determined as 35% of Mr. Sung’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan as discussed below.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2016:

	Option Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Kevin M. King	9/27/2012	(3)	377,813	—	4.12	9/27/2022
	9/27/2012	(3)	97,137	—	4.12	9/27/2022
	2/26/2013	(4)	25,558	—	4.12	2/26/2023
	6/13/2013	(5)	176,243	25,178	3.65	6/13/2023
	7/10/2014	(6)	47,809	28,686	4.00	7/10/2024
	2/10/2015	(7)	25,321	29,925	5.82	2/10/2025
	4/14/2015	(8)	19,546	—	5.82	4/14/2025
	7/21/2015	(9)	9,030	16,468	7.47	7/21/2025
	12/15/2015	(10)	12,324	36,973	8.18	12/15/2025
	10/20/2016	(11)	—	81,595	17.00	10/20/2026
Matthew C. Garrett	1/24/2013	(12)	66,579	1,417	4.12	1/24/2023
	6/14/2013	(5)	35,355	5,051	3.65	6/14/2023
	4/17/2014	(13)	10,022	—	3.65	4/17/2024
	7/10/2014	(6)	7,968	4,781	4.00	7/10/2024
	2/10/2015	(7)	3,506	4,143	5.82	2/10/2025
	7/21/2015	(9)	4,515	8,234	7.47	7/21/2025
	12/15/2015	(10)	4,249	12,750	8.18	12/15/2025
	10/20/2016	(11)	—	30,598	17.00	10/20/2026

	Option Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
David A. Vort	2/4/2014	(14)	73,131	27,163	3.65	2/4/2024
	7/10/2014	(6)	10,517	6,312	4.00	7/10/2024
	2/10/2015	(7)	3,896	4,603	5.82	2/10/2025
	7/21/2015	(9)	12,041	21,957	7.47	7/21/2025
	12/15/2015	(10)	8,499	25,499	8.18	12/15/2025
	10/20/2016	(11)	—	25,498	17.00	10/20/2026
Derrick Sung	6/15/2015	(15)	57,194	87,297	6.35	6/15/2025

(1)	Each of the outstanding equity awards was granted pursuant to our 2006 Stock Plan or our 2016 Stock Plan.
(2)	This column represents the fair value of our common stock on the date of grant, as determined by our board of directors.
(3)

25% of the shares of our common stock subject to this option vested on July 30, 2013, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(4)	100% of the shares of our common stock subject to this option were vested as of January 1, 2013.
(5)

25% of the shares of our common stock subject to this option vested on June 13, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(6)

25% of the shares of our common stock subject to this option vested on June 10, 2015, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(7)

25% of the shares of our common stock subject to this option vested on February 10, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(8)	100% of the shares of our common stock subject to this option were vested as of January 1, 2015.
(9)

25% of the shares of our common stock subject to this option vested on July 21, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(10)

25% of the shares of our common stock subject to this option vested on December 15, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(11)

25% of the shares of our common stock subject to this option will vest on September 21, 2017, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(12)

25% of the shares of our common stock subject to this option vested on January 2, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(13)	100% of the shares of our common stock subject to this option were vested as of January 1, 2014.
(14)

25% of the shares of our common stock subject to this option vested on January 1, 2015, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(15)

25% of the shares of our common stock subject to this option vested on May 1, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

Potential Payments upon Termination or Change of Control

We entered into change of control and severance agreements with each of our named executive officers that supersede all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has a term of 2 years, except if we enter into an agreement regarding a change of control that limits our ability to extend the applicable change of control and severance agreement when there are fewer than 12 months remaining in the term, the agreement will extend through the 12 month anniversary of such change of control. Under each of these agreements, if, within the period 3 months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee other than for “cause,” death or “disability,” or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) a lump sum severance payment equal to the payment of employee’s base salary, at the highest rate in effect during the term of the agreement, for 24 months for Mr. King, 15 months for Messrs. Vort and Garrett and 9 months for Mr. Sung, respectively, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for up to 24 months for Mr. King, 15 months for Messrs. Vort and Garrett and 9 months for Mr. Sung, respectively, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards (if vesting depends on achievement of performance criteria, then assuming performance criteria has been achieved at target levels), and (iv) in the case of Mr. King only, extension of the post-termination exercise period for the options granted to Mr. King on September 27, 2012 and June 13, 2013 to the extent such options are outstanding and vested until the 18 month anniversary of the termination date (but not beyond the earlier of the option’s original maximum term or the 10th anniversary of the original date of grant).

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee other than for cause, death or disability, or the employee resigns for good reason and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the aggregate amount of the employee’s base salary, at the highest rate in effect during the term of the agreement, for up to 12 months for Mr. King, 9 months for Messrs. Vort and Garrett and 6 months for Mr. Sung, respectively, and (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 12 months for Mr. King, 9 months for Messrs. Vort and Garrett and 6 months for Mr. Sung, respectively, and (iii) in the case of Mr. King only, extension of the post-termination exercise period for the options granted to Mr. King on September 27, 2012 and June 13, 2013 to the extent such options are outstanding and vested until the 18 month anniversary of the termination date (but not beyond the earlier of the option’s original maximum term or the 10th anniversary of the original date of grant).

Under each of these agreements, in the event any payment to the applicable named executive officer pursuant to his change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the officer will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Executive Incentive Compensation Plan

Our board of directors has adopted an Executive Incentive Compensation Plan, or the Bonus Plan. The Bonus Plan is administered by our compensation committee. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures, and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Our compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We may make a discretionary matching contribution to the 401(k) plan, and may make a discretionary employer contribution to each eligible employee each year. All participants’ interests in our matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this Proxy Statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Casper L. de Clercq (Chair)

Vijay K. Lathi

Raymond W. Scott

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2016. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,299,992	(2)	$5.76	(3)	4,226,068

Equity compensation plans not approved by stockholders	—		—		—

Total	3,299,992		$5.76		4,226,068

(1)

Includes the following plans: 2006 Stock Plan, 2016 Equity Incentive Plan (“2016 Plan”), and 2016 Employee Stock Purchase Plan (“2016 ESPP”). Our 2016 Plan provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the lesser of (i) 3,865,000 shares; (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our board of directors may determine. Our 2016 ESPP provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2036, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the lesser of (i) 966,062 shares; (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.

(2)	This number includes 105,529 shares subject to restricted stock units.
(3)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the restricted stock units have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2017 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 22,153,146 shares of our common stock outstanding as of March 31, 2017. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2017. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Synergy Life Science Partners, LP(1)	2,434,105	10.96%
Entities affiliated with Norwest Venture Partners(2)	2,369,494	10.70%
Novo A/S(3)	2,024,448	9.14%
New Leaf Ventures II, L.P(4)	1,813,978	8.16%
MDV—Revelation LLC(5)	1,443,723	6.52%
Entities affiliated with Kaiser Permanente Ventures(6)	1,416,233	6.38%
Capital Research Global Investors(7)	1,180,600	5.33%

Named Executive Officers and Directors
Kevin M. King(8)	833,274	*
Matthew C. Garrett(9)	143,040	*
David A. Vort(10)	128,251	*
Derrick Sung(11)	72,244	*
Casper L. de Clercq(12)	2,369,936	10.70%
Vijay K. Lathi(4)	1,813,978	8.16%
Mark J. Rubash(13)	8,705	*
Raymond W. Scott(14)	89,765	*
Abhijit Y. Talwalkar(15)	7,082	*
All executive officers and directors as a group (9 persons)(16)	5,466,275	23.30%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of 2,384,524 shares and 49,581 shares of common stock issuable upon exercise of warrants. Synergy Venture Partners, LLC, or SVP, serves as the sole general partner of Synergy Life Science Partners, LP, or SLSP. William N. Starling, Jr., a member of our board of directors, Richard S. Stack and Mudit K. Jain are the managers of SVP and share voting and dispositive power over the securities held by SLSP. The address for this entity is 1350 Bayshore Highway, Suite 920, Burlingame, CA 94010.

(2)

As of December 31, 2016, the reporting date of the most recent filing with the SEC by entities affiliated with Norwest Venture Partners pursuant to section 13(g) of the Exchange Act on February 14, 2017, Norwest Venture Partners XI, LP (“NVP XI”) held of record and has sole voting and dispositive power with respect to1,184,747 shares of common stock and Norwest Venture Partners XII, LP (“NVP XII”) held of record and has sole voting and dispositive power with respect to 1,184,747 shares of common stock. Genesis VC Partners XI, LLC (“Genesis XI”) may be deemed to beneficially own, by virtue of its status as general partner of NVP XI, 1,184,747 shares of common stock. Genesis VC Partners XII, LLC (“Genesis XII”) may be deemed to beneficially own, by virtue of its status as general partner of NVP XII, 1,184,747 shares of common stock. NVP Associates, LLC (“NVP Associates”) may be deemed to beneficially own 2,369,494 shares of common stock consisting of the following: (1) 1,184,747 shares of common stock by virtue of its status as managing member of Genesis XI, the general partner of NVP XI, the record owner of such shares; and (2) 1,184,747 shares of Common Stock by virtue of its status as managing member of Genesis XII, the general partner of NVP XII, the record owner of such shares. Promod Haque, Jeffrey Crowe and Matthew D. Howard may each be deemed to beneficially own 2,369,494 shares of common stock consisting of the following: (1) 1,184,747 shares of common stock by virtue of his status as co-Chief Executive Officer of NVP Associates, the managing member of Genesis XI, which is the general partner of NVP XI, the record owner of such shares; and (2) 1,184,747 shares of common stock by virtue of his status as co-Chief Executive Officer of NVP Associates, the managing member of Genesis XII, which is the general partner of NVP XII, the record owner of such shares. The address for these entities is 525 University Avenue, Suite 800, Palo Alto, CA 94301.

(3)

As of December 31, 2016, the reporting date of the most recent filing with the SEC by Novo A/S pursuant to section 13(g) of the Exchange Act on February 8, 2017, Novo A/S has sole voting and dispositive power with respect to 2,024,448 shares of common stock. Novo A/S, through its Board of Directors (the “Novo Board”), has the sole power to vote and dispose of the securities of the Company held by Novo A/S (the “Novo Shares”). The Novo Board, currently comprised of Sten Scheibye, Goran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, may exercise voting and dispositive control over the Novo Shares only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in the Novo Shares. The address of Novo A/S is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark.

(4)

As of December 31, 2016, the reporting date of the most recent filing with the SEC by entities affiliated with New Leaf Ventures pursuant to section 13(g) of the Exchange Act on February 10, 2017, New Leaf Ventures II, L.P. (“NLV II”) is the record owner of and has shared voting and dispositive power with respect to (i) 1,741,589 shares of common stock and (ii) 72,389 shares of common stock issuable upon exercise of warrants held by NLV II. As the sole general partner of NLV II, New Leaf Venture Associates II, L.P. (“NLV Associates”) may be deemed to own beneficially the shares held by NLV II. As the sole general partner of NLV Associates, New Leaf Venture Management II, L.L.C. (“NLV Management”) may be deemed to own beneficially the shares held by NLV II. As the individual managers of NLV Management, each of Philippe O. Chambon, Vijay Lathi, Ronald Hunt, Jeani Delagardelle and Liam Ratcliffe also may be deemed to own beneficially the shares held by NLV II. Each of these individuals disclaims beneficial ownership in all shares held by NLV-II, except for the shares, if any, such entity or individual holds of record. The address for this entity is c/o New Leaf Venture Partners, 1200 Park Place, Suite 300, San Mateo, CA 94043.

(5)

As of December 31, 2016, the reporting date of the most recent filing with the SEC by entities affiliated with MDV—Revelation LLC pursuant to section 13(g) of the Exchange Act on February 10, 2017, MDV—

Revelation LLC (“Revelation”) is the record owner of and has shared voting and dispositive power with respect to 1,443,723 shares of common stock. MDV VIII, L.P. (“MDV”), MDV Leaders’ VIII, L.P. (“Leaders”) and MDV ENF VIII, L.P. (“ENF”) serve as the managing members of Revelation and owns none of our securities directly. As such, MDV, Leaders and ENF may be deemed to share voting and dispositive power over the shares held by Revelation. The address for these entities is 777 Mariners Island Blvd., Suite 550, San Mateo, CA 94404.

(6)

As of October 19, 2016, the reporting date of the most recent filing with the SEC by entities affiliated with Kaiser Permanente Ventures, LLC pursuant to section 13(d) of the Exchange Act on November 1, 2016, (i) Kaiser Permanente Ventures, LLC—Series A (“KV-A”) has sole voting and dispositive power with respect to 778,151 shares of common stock (consisting of (a) 750,309 shares of common stock held by KV-A and (b) 27,842 shares of common stock issuable upon exercise of warrants held by KV-A), (ii) Kaiser Permanente Ventures, LLC—Series B (“KV-B”) has sole voting and dispositive power with respect to 486,344 shares of common stock (consisting of (a) 468,943 shares of common stock held by KV-B and (b) 17,407 shares of common stock issuable upon exercise of warrants held by KV-B), (iii) The Permanente Federation, LLC—Series I (‘PF-I”) has sole voting and dispositive power with respect to102,816 shares of common stock, and (iv) The Permanente Federation, LLC—Series J (“PF-J”) has sole voting and dispositive power with respect to 48,922 shares of common stock (consisting of (a) 43,493 shares of common stock and (b) 5,429 shares of common stock issuable upon the exercise of warrants). KV-A and KV-B are investment vehicles used by affiliates of Kaiser Foundation Hospitals (“KFH”), a California nonprofit corporation to own securities issued in connection with technology investments by KFH and its affiliates, and in this paragraph the term “Ventures Filing Persons” refers to those two investment vehicles. PF-I and PF-J are investment vehicles used to own securities issued in connection with technology investments by Kaiser Permanente Medical Groups and certain of its affiliates, and in this paragraph PF-I and PF-J are referred to collectively as the “Federation Filing Persons”). The Ventures Filing Persons, on the one hand, and the Federation Filing Persons, on the other hand, are managed by fully independent committees whose membership does not overlap and which are appointed by separate, non-affiliated entities. However, from time to time the two management committees meet collectively and confer with respect to the acquisition, disposition and voting of securities owned by the several Filing Persons and certain of their respective affiliates. There is no written or unwritten agreement between or among the Filing Persons relating to such voting power or dispositive power, and collective meetings may be discontinued or curtailed at any time. Accordingly, each of the Ventures Filing Persons disclaims that it is acting in concert with respect to the voting and disposition of the securities held by each of the Federation Filing Persons, and vice versa, except to the extent described above. The address for all of these entities is 1 Kaiser Plaza, Suite 2243, Oakland, CA 94612.

(7)

As of December 30, 2016, the reporting date of the most recent filing with the SEC by Capital Research Global Investors pursuant to section 13(g) of the Exchange Act on February 13, 2017, Capital Research Global Investors (“CRGI”) has sole voting and dispositive power with respect to 1,180,600 shares of common stock. CRGI is a division of Capital Research and Management Company (“CRMC”) and as a result CRGI is deemed to be the beneficial owner of the shares believed to be outstanding as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Beneficial ownership is disclaimed pursuant to Rule 13d-4. The address for this entity is 333 South Hope Street, Los Angeles, CA 90071.

(8)	Consists of 833,274 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(9)	Consists of 143,040 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(10)	Consists of 128,251 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(11)	Consists of 72,244 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(12)

Consists of (i)442 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017 and (ii)2,369,494 shares of common stock beneficially held by entities affiliated by Norwest Venture

Partners as set forth in footnote 2 hereto. Mr. de Clercqis a member of the general partner and an officer of the managing member of Norwest Venture Partners XI and Norwest Venture Partners XII, Mr. de Clercq may be deemed to beneficially own the shares held by those entities. Mr. de Clercq disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(13)	Consists of 8,705 shares issuable upon the exercise of options exercisable within 60 days of February 28, 2017.
(14)	Consists of (i) 52,903 shares of common stock held of record by Mr. Scott and (ii) 36,862 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(15)	Consists of 7,082 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(16)

Consists of (i) 4,163,986 shares of common stock, (ii) 72,389 shares of common stock issuable upon exercise of warrants, and (iii) 1,229,310 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Participation in the IPO

Novo A/S purchased 1.0 million shares of our common stock, and New Leaf Ventures II, L.P. and Kaiser Permanente Ventures each purchased 25,000 shares of our common stock offered in our IPO pursuant to the same terms as the shares that are sold to the public generally and not pursuant to any pre-existing contractual rights or obligations.

Agreement for Outpatient Telemetry Services

We entered into an Agreement for Outpatient Telemetry Services effective as of March 1, 2012, as amended (the “Agreement”), with KP Select, Inc. which entered into the Agreement on behalf of Kaiser Permanente and any affiliated or associated healthcare provider, or KP entities. Entities affiliated with Kaiser Permanente Ventures, which are Kaiser Permanente Ventures, LLC—Series A, Kaiser Permanente Ventures, LLC—Series B and The Permanente Federation, LLC—Series J, are affiliated with KP entities and hold more than 5% of our capital stock. Pursuant to the Agreement, we provided the ZIO Service to KP entities and in return received $1.4 million in 2014, $1.8 million in 2015 and $2.5 million in 2016. The amounts receivable from transactions with the KP entities were $192,000, $366,000 and $449,000 as of December 31, 2014, 2015 and 2016, respectively.

Kaiser additionally performs services related to clinical trials and we utilize Kaiser for employee healthcare beginning in 2016. The total expense recorded was $193,000, $597,000 and $614,000 as of December 31, 2014, 2015 and 2016, respectively. The amounts outstanding and included in accounts payable and accrued liabilities were $53,000, $261,000, and $229,000 as of December 31, 2014, 2015 and 2016, respectively.

Other Transactions

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Officer Employment Letters.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors and/or our audit committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2016 Annual Report and SEC Filings

Our consolidated financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. This Proxy Statement and our annual report are posted on our website at www.irhythmtech.com under “Investors—SEC Filings.” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to iRhythm Technologies, Inc., Attention: Investor Relations, 650 Townsend Street, Suite 500, San Francisco, California 94103.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 27, 2017

IRHYTHM TECHNOLOGIES, INC.
650 TOWNSEND STREET
SUITE 500
SAN FRANCISCO, CA 94103
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. To elect two Class I directors to serve until our 2020 annual meeting of Stockholders and until their successors are duly elected and qualified.
Nominees
1A Kevin M. King
For Against Abstain
1B Raymond W. Scott
The Board of Directors recommends you vote FOR the following proposal:
2 To ratify the appointment of PricewaterhouseCoopers LLP Accounting Firm as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.
For Against Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000337056_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com
IRHYTHM TECHNOLOGIES, INC.
Annual Meeting of Shareholders
June 14, 2017 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Kevin M. King and Matthew C. Garrett , or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of IRHYTHM TECHNOLOGIES, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, Pacific time on June 14, 2017, at 650 Townsend Street Suite 500 San Francisco, CA 94103, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
0000337056_2 R1.0.1.15